Exhibit 99.1

FOR IMMEDIATE RELEASE
October 3, 2007
Contact:
Philip J. Pantano
716-278-2598

SENECA GAMING CORPORATION UNVEILS

VISION FOR SENECA BUFFALO CREEK CASINO

‘Future is now’ for $333 million project

BUFFALO, NEW YORK – Three months to the day after it opened the temporary Seneca Buffalo Creek Casino, Seneca Gaming Corporation today presented its vision for a permanent gaming and entertainment facility to be built on the Seneca Nation of Indians’ nine-acre Buffalo Creek Territory in downtown Buffalo.

It is a vision unlike anything the city has seen in its history.

The designs call for a $333 million facility featuring a 90,000-square-foot casino, with 2,000 slot machines and 45 table games; and a 22-story all-suite hotel complete with four restaurants, a full-service spa and salon and attached 2,500-vehicle parking garage.

“Our new vision creates a landmark structure that will be a major attraction in downtown Buffalo – one that we hope will play a pivotal role in the economic growth of the City and surrounding area,” said Maurice A. John, Sr., President of the Seneca Nation of Indians.

The project also features a three-acre public park to be located at the corner of Perry Street and Michigan Avenue, where the temporary casino now stands.

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While the current casino is already on pace to draw more visitors than such institutions as the Buffalo Zoo and the Buffalo Bills in terms of yearly attendance, the permanent Seneca Buffalo Creek Casino is expected to attract millions of visitors every year and generate approximately $5 million - $7 million in annual revenues for the local economy by way of the Nation’s slot machine revenue share agreement with New York State.

“When the City of Buffalo reached agreement in October 2006 with the Seneca Nation on the development of the future Seneca Buffalo Creek Casino, I stated that the agreement was good for the City of Buffalo and today’s announcement reinforces that statement,” said Mayor Byron W. Brown. “This is a project that will both produce needed jobs and revenue to the City, as well as create a three-acre public park in an area of the city that has been nothing more than a shadow of its industrial past.”

The unveiling of the final designs is just the latest milestone in a development project that is expected to be one of the largest in the City’s history. On October 4, 2005, the Seneca Nation announced that it had purchased nine acres of land in Buffalo’s Inner Harbor area for the purpose of developing its third and final gaming and entertainment complex in Western New York.

Since that time, the site, much of which housed buildings that had gone unused for decades, has been cleared and the $6 million temporary casino built and opened for business.

“Not long ago, many signs of Buffalo’s past sat on this site. For years, those signs served as a reminder of what was but gave no indication and no hope for what could be,” said Barry E. Snyder, Sr., Chairman, Seneca Gaming Corporation. “Today we see what the future holds, and we think it is an ambitious future full of promise for the Seneca Nation, for the City of Buffalo and for Western New York.”

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The newest and most visible component of the plan is the hotel complex, which will add a dimension not currently available in the Western New York market.

“We are proud that our hotel at Seneca Niagara Casino recently became only the second hotel in Western New York to earn a Four Diamond rating, and we have no doubt that our hotel at Seneca Allegany Casino will achieve the same status,” said Seneca Gaming Corporation President and CEO Brian Hansberry. “But, with this hotel, we are building with the intention of being a prestigious five diamond getaway.”

Inside the hotel, visitors will find 206 suites, ranging in size from 450 square feet up to 2,000 square feet.

Aside from creating a 24-hour-per-day attraction in an area that has been the focus of renewed development plans of late, Seneca Buffalo Creek Casino will also deliver an influx of new jobs to downtown Buffalo.

Once completed, the permanent Seneca Buffalo Creek Casino will employ more than 1,000 workers with a total annual payroll of approximately $38 million.

Already one of Western New York’s largest private sector employers, Seneca Gaming Corporation currently has more than 4,200 employees at its existing operations, with a 2006 payroll totaling more than $99 million.

Work on the project’s foundation is scheduled to start before the end of the year, with more labor-intensive construction commencing in the spring and lasting approximately two years.

The casino portion of the project is expected to open in Spring 2010, followed approximately three months later by the opening of hotel complex.

“This project is the result of vision, dedication and a willingness to invest,” Snyder said. “The project is real. The investment is real. The jobs are real, and the future for this record project is now.”

Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “will,” “intend,” “can,”, “expected,” “scheduled,” and words of similar meaning, with reference to Seneca Gaming Corporation and its management, indicate forward-looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this release, including, our ability to construct the and open the permanent Seneca Buffalo Creek Casino and Hotel on the time schedule described, or at all; our ability to generate any specific additional revenues for the local economy and our ability to create new jobs. Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of the Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.